EXHIBIT 10.2

AMENDMENT TO

ASSET PURCHASE AGREEMENT

THIS AMENDMENT TO ASSET PURCHASE AGREEMENT, entered into this 7th day of May, 2019, is by and between SPEEDCONNECT LLC (the “Seller”), a Michigan limited liability company, and TPT GLOBAL TECH, INC. (“Purchaser”), a Florida corporation. Seller and Purchaser may be referred to herein as collectively as the “Parties” or each a “Party.”

WITNESSETH:

WHEREAS, the Parties previously entered into that certain Asset Purchase Agreement dated April 2, 2019 (the “Purchase Agreement”);

WHEREAS, the Parties desire to amend the Purchase Agreement, upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the Parties hereby amend the Purchase Agreement as follows:

1.       Section 2.5(a)(ii)(A) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“A. Five Hundred Thousand and 00/100 Dollars ($500,000.00) shall be paid by Purchaser to Seller on the Closing Date, being May 7th 2019, as follows:

(1) by wire transfer of immediately available funds by Purchaser to Purchaser’s attorney to an escrow account designated in writing by Purchaser's attorney; and

(2) immediately thereafter, by wire transfer of immediately available funds by Purchaser’s attorney from such escrow account to an account designated in writing by Seller.”

2.       The Employment Agreements between Purchaser and each of Mike Denny, Randy Valentine, and Mary Kay Lucio, as referenced in sections 3.2(a)(vi) and 3.2(b)(vi) of the Purchase Agreement shall no longer be executed and delivered at Closing. The Employment Agreements shall be executed and delivered upon the expiration of the Business Management Term (as defined in the Management Agreement).

3.       Exhibit D attached hereto is hereby substituted for and in place of Exhibit D to the Purchase Agreement for all purposes.

4.       The definition of “Working Capital Target” as set forth in Schedule 1.1 of the Disclosure Schedule is hereby amended and restated in its entirety to read as follows:

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““Working Capital Target” means negative $871,804.00”

5.       Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

6.       In all other respects, the remaining terms, covenants, conditions and provisions of the Purchase Agreement shall continue in full force and effect to the extent provided in the Purchase Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment to Asset Purchase Agreement as of the date first written above.

SELLER:	PURCHASER:

TPT GLOBAL TECH, INC.	SPEEDCONNECT LLC

By:______________________________	By:/s/ John Ogren
Stephen J. Thomas, III, CEO	John Ogren, President & CEO

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EXHIBIT D

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (the “Agreement”) is entered into this 7th day of May, 2019 by and between SPEEDCONNECT LLC, a Michigan limited liability company (the “Manager”), and TPT GLOBAL TECH, INC., a Florida corporation (the “Purchaser”). Manager and Purchaser may be referred to in this Agreement as a “Party”, and collectively as the “Parties”.

RECITALS:

WHEREAS, Manager was the owner of a wireless broadband services telecommunications business with operations in several states (the “Operating Systems”) utilizing 2.5 GHz spectrum licensed by the Federal Communications Commission (the “FCC”) through authorizations licensed to Manager (the “FCC Licenses”) and spectrum leased to Manager by other FCC licensees (the “Spectrum Leases”) as specified in Exhibit A (collectively, the “FCC Spectrum”);

WHEREAS, Manager, as seller, and Purchaser have entered into a certain Asset Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), pursuant to which Manager sold to Purchaser, all of the assets and businesses of Manager (the “Business”), as well as the equipment to operate the Operating Systems as noted on Exhibit B (the “Operating Equipment”) but excluding any rights to use the FCC Spectrum.

WHEREAS, Manager has entered into that Asset Purchase Agreement dated January 31, 2018 with Clearwire Spectrum Holdings III LLC ("Sprint") pursuant to which Sprint acquired the FCC Spectrum from Manager (the “Sprint Closing”);

WHEREAS, Manager negotiated with Sprint and entered into a lease, and subleases (the "New Spectrum Leases"), pursuant to which it has the right to use certain portions of the FCC Spectrum after the Sprint Closing;

WHEREAS, Manager is negotiating with Sprint to extend its leases, and subleases, for a period of time to allow a transition of Purchasers customers to its network.

WHEREAS, from the Commencement Date (as hereinafter defined) to the Termination Date (as hereinafter defined), Purchaser desires to lease back the Operating Equipment to Manager and to retain Manager to exclusively manage such Operating Equipment to service its customers and Manager desires to lease back and manage the Operating Equipment on behalf of Purchaser to continue operating the Operating Systems, subject to the terms and conditions of this Agreement; and

WHEREAS, from the Commencement Date until the expiration of the Business Management Term (as hereinafter defined), the Purchaser also desires to engage the Manager to manage the Business, subject to the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

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1.       Management of Business.

a.       Purchaser hereby appoints Manager as its exclusive manager to operate the Business, and Manager hereby accept such appointment and agrees to manage and operate the Business upon the terms and conditions set forth in this Agreement. The term of the management of the Business pursuant to this Section 1 (the “Business Management Term”) shall commence upon the date hereof (the “Commencement Date”) and continue for a period of ninety (60) days thereafter, or less as mutually agreed, unless the Purchaser is in breach of any of the terms and conditions of the Purchase Agreement (including the promissory note delivered pursuant thereto), in which event the term of the management of the Business shall continue for so long as such breach shall continue.

b.       During the Business Management Term, Manager shall manage the day-to-day operations of the Business and perform such services and duties as are reasonably necessary to operate the Business, including but not limited to managing all customer service, billing, collections, technical support, invoice generation and tracking, payment, collection, lock box maintenance, credit card processing, and any and all actions necessary to charge and service customers of Purchaser, disconnect customers of Purchaser voluntarily and involuntarily, solicit and market new customers, and connect new customers to the network. In furtherance thereof, Manager shall have the sole authority and responsibility of a manager of the Business, which includes, but is not limited to:

i.       Purchase of materials, supplies, utilities, services and equipment required to operate the Business in the ordinary course;

ii.       Supervise, train, schedule, and discipline and discharge employees as needed to operate the Business;

iii.       To the extent the revenues from the Business are sufficient (and after payment of the Management Fee and salaries of employees or independent contractors employed or hired by Manager who work at or for the Business), pay all expenses, liabilities and obligations of the Business, including payment of the Pass-Through Fees (as hereinafter defined), insurance premiums, rent, utilities and inventory items for the Business (collectively, the “Business Liabilities”);

iv.       Cause all equipment and property of the Business to be serviced, cleaned, maintained and repaired in normal operating condition;

v.       Provide Manager’s own employees and vendors to work in or for the Business, as Manager deems appropriate in Manager’s sole discretion. Manager shall be responsible for all wages, employment related withholdings and taxes, and workers compensation insurance for such employees, which shall be paid out of the revenue from the operation of the Business as provided for in Section 1(b)(viii) below;

vi.       Be authorized to sign instruments and writings, in the name of Purchaser as it deems necessary in Manager’s reasonable discretion for the operation of the Business, including, but not limited to, purchase orders and service

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contracts, and bank checks, and Manager shall have the authority to bind Purchaser to any contract or obligation; provided, however, that without Purchaser’s prior written consent, Manager shall not have the right to bind Purchaser or sign documents on behalf of Purchaser outside the ordinary course of business;

vii.       Operate the Business in compliance with all FCC Laws, and all applicable laws and regulations; and

viii.       Send out, process and collect all billings from and with respect to the Business; provided, however, that all revenue and collections from all receivables from the Business shall be promptly deposited in Manager’s deposit account and all payments of the operating expenses of the Business shall be paid out of such account and Manager shall have sole authority to withdraw funds and draw checks on such deposit account to pay the Business Liabilities that Manager determines to be reasonable and necessary to operate the Business, including without limitation, the Management Fee (as hereinafter defined), wages and salaries of employees or independent contractors employed or hired by Manager who work at or for the Business, lease payments, cost of inventories and supplies, utility bills, repairs, insurance premiums and other operating expenses; provided, further, however, to the extent that the revenues of the Business are insufficient to pay the foregoing, the Purchaser agrees to promptly fund such insufficiency upon request by Manager.

2.       Term. The term (the “Term”) of the remainder of this Agreement (other than Section 1 hereof) shall commence upon the Commencement Date, and shall continue until the earlier of any of the following (the “Termination Date”):

a.       Termination of this Agreement by mutual written consent of the Parties;

b.       The termination of the New Spectrum Leases; or

c.       March 31, 2020 (or such other date as may be mutually agreed upon in writing by Manager and Purchaser.

Upon such termination, the Parties shall use all commercially reasonable efforts to promptly transition the management of the Operating Equipment to Purchaser, subject to Manager’s obligations under any other agreements with Purchaser to assist in managing the Operating Systems.

3.       Leaseback of Equipment. For the Term of this Agreement, Purchaser hereby leases back all Operating Equipment sold to Purchaser under the Purchase Agreement to Manager for the sum of ten dollars ($10.00) in accordance with the terms and conditions below.

4.       Management of Operating Equipment. Purchaser hereby hires Manager as its full-time, exclusive manager of the Operating Equipment, and Manager accepts such appointment and agrees to manage and operate the Operating Equipment on a full-time basis upon the terms and conditions set forth in this Agreement.

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5.       Duties of Manager. Manager is to operate, monitor, repair as needed, secure and confirm compliance with all FCC rules as they pertain to the use of Seller’s FCC spectrum licenses and leases, and moreover insure that the equipment is used in a proper manner as to provide radio connections to purchaser’s customers as defined below:

a.        Manager shall exclusively maintain and operate the Operating Equipment so as to provide continuous service to Purchaser’s customers. At Manager’s sole expense and discretion, Manager will install and maintain all additional equipment, including but not limited to, towers, transmission lines, antennas, microwave facilities, transmitters and related equipment that Manager deems necessary for the operation of such Operating Systems.

b.       Manager and Purchaser agree to cooperate to determine where such service can be provided and to ensure quality service is being provided to Purchaser’s customers, including the selection of tower sites. It is agreed that such service shall only be provided in areas already being serviced by the Operating Systems, unless Manager and Purchaser agree to expand or update such services.

b.       Manager shall promptly notify Purchaser of any outages or other issues that prevent or disrupt service to Purchaser’s customers and promptly seek to remedy such interruptions to service.

c.        Manager shall hire employees and vendors to assist Manager with the Operating Systems as Manager deems appropriate in Manager’s sole discretion.

d.       Manager shall ensure that such operations fully comply with all federal, state and local laws, ordinances, rules and regulations and will promptly obtain any approvals necessary to provide service on the Operating Systems. Manager will promptly notify Purchaser of any occurrence of any contractual dispute, violation, litigation, investigation, proceeding or inquiry that may arise generally or between Manager and any person or entity or governmental body and which, if adversely determined, could reasonably be expected to have a materially adverse impact on the Business.

6.       Manager’s Continued Use of FCC Spectrum. Manager shall use such Operating Equipment to operate on the FCC Spectrum and will remain in de facto control of such FCC Spectrum at all times. In order to ensure compliance with the FCC rules and regulations, including the Communication Act of 1934, as amended (the “FCC Laws”), regarding such FCC Spectrum, the Parties agree to the following:

a.       Control of FCC Spectrum. Notwithstanding any other provision of this Agreement, during the Term of this Agreement, Manager will have sole control over the FCC Spectrum. This Agreement: (i) does not and will not vest in Purchaser, or constitute, create or have the effect of constituting or creating, de facto or de jure control, direct or indirect, over Manager or the FCC Spectrum, and (ii) does not and will not constitute the transfer, assignment, or disposition in any manner, voluntary or involuntary, directly or indirectly, of the FCC Spectrum within the meaning of Section 310(d) of the Communications Act for spectrum leasing purposes. During the Term of this Agreement,

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Purchaser will not take any action inconsistent with or contrary to the Manager's de facto control of the FCC spectrum as defined by the FCC Laws nor will it hold itself out to the public as the holder of, or having any rights to or ownership in, the FCC Spectrum.

b.       FCC Compliance. Manager shall be responsible for all obligations imposed under the FCC Laws in connection with the operation of the FCC Spectrum. Manager will also retain the primary responsibility for complying with the obligations under the Spectrum Leases as lessee of such spectrum. Manager will be the sole interface with the FCC on all matters directly relating to the FCC Spectrum; provided, however, that nothing contained herein shall restrict Purchaser from interfacing with the FCC on matters relating to the FCC's approval of Purchaser as a lessee or sublessee of the FCC Spectrum. Purchaser may request to accompany Manager to any meetings with the FCC which involve or relate to the Business or the FCC Spectrum as it relates to Purchaser’s applications to utilize such spectrum.

c.       Resolution of Interference Issues. Manager will take whatever actions are reasonably necessary to resolve any interference-related matters arising from operation of the FCC Spectrum.

d.       Notification of Violation. Manager will promptly notify Purchaser in writing within two (2) business days of the occurrence of any event or the initiation of any litigation, investigation, proceeding or inquiry by the FCC or any governmental body which could reasonably be expected to have a material impact or result in a material change to the ownership or operation of the FCC Spectrum which affects the provision of services on any of the Operating Systems. In the event that the FCC or other governmental body initiates an investigation or inquiry concerning Purchaser or Manager in connection with this Agreement or any of the performances rendered hereunder, Purchaser and Manager agrees to cooperate with the FCC, or other governmental body.

e.       Access by Purchaser. Purchaser will have a right to inspect the Operating Equipment during normal business hours and to take any action it deems reasonably necessary to fulfill its rights under this Agreement.

7.       Duties of Purchaser. During the Term of this Agreement, Purchaser shall have the following authority, duties and responsibilities as they pertain to the Operating Systems:

a.       Following the expiration of the Business Management Term, Purchaser shall manage the day-to-day operations of the Business and perform such services and duties as are reasonably necessary and proper to operate the Business, including but not limited to paying all liabilities and obligations as they become due, managing all customer service, billing, collections, technical support, invoice generation and tracking, payment, collection, lock box maintenance, credit card processing, and any and all actions necessary to charge and service existing customers of Purchaser, disconnect customers of Purchaser, voluntarily and involuntarily, solicit and market new customers, and connect new customers to the Purchaser's network;

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b.       Purchaser agrees to purchase any equipment necessary to maintain the Operating Equipment requested by Manager, as well as any equipment purchases that update or expand the Operating Systems requested by Purchaser.

c.       Purchaser shall be responsible for all wages, employment related withholdings and taxes, and worker’s compensation insurance for any employees or vendors used by Manager to operate the Operating Equipment, other than as provided covered by Section 8(b) below.

d.       Purchaser will be obligated to cooperate with and aid Manager with whatever actions Manager is required to take, if any, to make any required notifications, or to obtain the approvals or consents of any governmental body necessary for Manager to provide service on the Operating Systems;

d.       Purchaser shall be responsible for the preparation and submission of any FCC applications requested by Manager for any new spectrum to utilize the Operating Equipment.

e.       Purchaser shall not interfere with or disturb Manager’s rights under this Agreement, including, without limitation, its right to exclusively manage the Operating Equipment on behalf of Purchaser to continue the provision of services on the Operating Systems.

8.       Management Fee and Expense Account.

a.       Management Fee. Manager shall earn a management fee for its services as manager under this Agreement in the amount of fifteen thousand dollars ($15,000) per month (the “Management Fee”). The Management Fee shall be paid monthly to Manager in immediately available funds in the Deposit Account.

b.       Pass-Through fees. Following the expiration of the Business Management Term, Seller will provide a monthly accounting of all Pass-Through Fees (as hereinafter defined) for reimbursement by Purchaser. Prior to the expiration of the Business Management Term, all Pass-Through Fees shall be paid as provided in Section 1(b)(iii) hereof. “Pass-Through Fees” will include, but not be limited to FCC regulatory fees, FCC Spectrum lease fees under the New Spectrum Leases, spectrum management and legal administrative fees, maintenance agreements and technology repairs necessary to maintain transmission and Operating equipment, and other expenses as deemed necessary by Manager.

9.       Insurance. Purchaser shall procure and maintain in force at all times general liability and property casualty insurance, which insurance, where applicable, shall name Manager as an additional named insured. Purchaser shall pay such insurance premiums on a monthly basis.

10.       Express Covenants and Agreements. Notwithstanding anything contained herein to the contrary, the Parties agree that the following provisions will apply:

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a.       Manager must comply in all material respects at all times with applicable rules set forth in the FCC Laws and any other requirement of law. This Agreement may be revoked, cancelled or terminated by Purchaser if Manager fails to comply in all material respects with the applicable requirements;

b.       If one or more of the FCC Licenses or the Spectrum Leases are revoked, cancelled, terminated or otherwise ceases to be in effect, Manager has no continuing authority or right to utilize such spectrum unless otherwise authorized by the FCC; and

c.       The Agreement is not an assignment, sale or transfer of the FCC Licenses or the Spectrum Leases.

11.       Representations, Warranties and Covenants. Each of the Parties hereto represents, warrants and covenants, as applicable, to the other, with respect to facts and issues relating to it, that:

a.       It is duly organized and in good standing under the laws of the jurisdiction of its organization;

b.       It has full power and authority to carry out all of the transactions contemplated hereby;

c.       It shall comply with all applicable laws, including the FCC Laws and state, local and federal rules and regulations, governing the business, ownership, management and operations under this Agreement;

d.       All requisite resolutions and other authorizations necessary for its execution, delivery, performance and satisfaction of this Agreement have been duly adopted and complied with;

e.       This Agreement is a valid and binding agreement, enforceable against it in accordance with the terms of this Agreement; and

f.       Neither the execution nor the delivery of this Agreement nor the performance of the terms contemplated by it will conflict with, or result in any violation or default under, any term of the articles or certificate of incorporation, organizational documents, or by-laws of such Party, or any agreement, mortgage, indenture, license, permit, lease or other instrument, judgment, decree, order, law or regulation by which the Party or its assets are bound.

12.        Indemnification.

 a.       Manager’s Duty to Indemnify. Manager will defend, indemnify and hold Purchaser and each of its affiliates and their respective partners, members, officers, directors, shareholders, employees, agents, representatives, successors and assigns harmless from and against any and all liabilities, losses, damages, claims, demands, expenses, assessments, judgments, recoveries, deficiencies and costs, including reasonable attorney’s fees (but excluding any consequential, exemplary or punitive damages, other

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than those consequential, exemplary or punitive damages (i) arising in connection with the intentional act or omission of Manager resulting in a breach, (ii) arising in connection with the fraud of Manager, or (iii) payable to one or more third parties), to the extent resulting from, arising out of, or based upon claims by a third party directly resulting from any breach by Manager of any warranty, representation, agreement or obligation contained in this Agreement.

b.       Purchaser's Duty to Indemnify. Purchaser will defend, indemnify and hold Manager and each of its affiliates and their respective partners, members, officers, directors, shareholders, employees, agents, representatives, successors and assigns harmless from and against any and all liabilities, losses, damages, claims, demands, expenses, assessments, judgments, recoveries, deficiencies and costs, including reasonable attorney’s fees (but excluding any consequential, exemplary or punitive damages, other than those consequential, exemplary or punitive damages (i) arising in connection with the intentional act or omission of Purchaser resulting in a breach, (ii) arising in connection with the fraud of Purchaser, or (iii) payable to one or more third parties), to the extent resulting from, arising out of, or based upon claims by a third party directly resulting from any breach by Purchaser of any warranty, representation, agreement or obligation contained in this Agreement.

c.       Survival. This Section 12 will survive for Ninety (90) days following Termination Date of this Agreement.

13.       Independent Contractor. The relationship of the parties is that of an independent contractor, and Manager shall not be deemed or construed to be an employee or joint venturer of Purchaser. The parties agree to respect the independent contractor status for all purposes.

14.       Entire Agreement. This Agreement, together with the Purchase Agreement, constitutes the entire agreement between the parties with regard to the management and operation of the Business by Manager during the term of this Agreement, and this Agreement supersedes all prior or contemporaneous agreements, representations, negotiations, discussions and understandings of the parties with respect to the subject matter hereof.

15.       Binding Agreement. This Agreement shall be binding on, and inure to the benefit of, the parties and their personal representatives, successors and assigns.

16.       Governing Law. This Agreement shall be governed by the laws of the State of Michigan without regard to choice of law provisions.

17.       Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be invalid or unenforceable, this Agreement shall continue in full force and effect without the provision.

18.       Reformation. If the FCC determines that this Agreement is inconsistent with the terms and conditions of the FCC Laws or if any governmental body alters the permissibility of this Agreement subsequent to the date of this Agreement under the requirements of law, then the Parties agree to use reasonable best efforts to modify this Agreement as necessary to cause this Agreement (as modified) to comply with such new requirements of law and to preserve to the

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extent possible the economic arrangements and management arrangement set forth in this Agreement.

19.       Cooperation. The Parties will take such further action and execute such further assurances, documents and certificates as either Party may reasonably request to effectuate the purposes of this Agreement.

20.       Amendment. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by the parties with such writings specifically referencing this Agreement.

21.       Defined Terms. All capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to such term in the Purchase Agreement.

22.       Terms. Nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person or persons, firm, trust, entity, or corporation may in the context require.

23.       Section Headings. The section headings contained in this Agreement have been inserted only as a matter of convenience and for reference and in no way shall be construed to define, limit or describe the scope or intent of any provision of this Agreement.

24.       Counterparts. This Agreement may be executed in any identical counterparts, and all of which shall be construed together as a single instrument. Original signatures transmitted by facsimile or email will be effective to create counterparts.

25.       Notices and Consent. All notices required or permitted by this Agreement shall be delivered pursuant to the notice provision contained in the Purchase Agreement. Any consent required hereunder shall, if requested of by the party seeking, be provided promptly by electronic mail to the party seeking such consent.

26.       Assignment. Manager acknowledges and agrees that the services and duties required of Manager hereunder are personal, as a result of which Manager shall not assign, delegate or otherwise transfer any of its rights or duties hereunder without the prior written consent of Purchaser, which shall not be unreasonably withheld. Purchaser shall not assign, delegate or otherwise transfer any of its rights or duties hereunder without the prior written consent of Manager, which shall not be unreasonably withheld.

Signatures on the Following Page

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The Parties have made and executed this Agreement as of the date set first set forth above.

MANAGER:

SPEEDCONNECT LLC

/s/ John Ogren

__________________________________

By: John Ogren

Its: CEO

PURCHASER:

TPT GLOBAL TECH, INC.

__________________________________

By:__Stephen J. Thomsa III____________

Its:___CEO and Chairman_____________

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EXHIBIT A

LICENSES AND LEASES

EXHIBIT B

OPERATING BUDGET